EMPLOYMENT AGREEMENT

         This Employment Agreement dated effective as of August 31, 1996, is by and among Nicollet Process Engineering, Inc., a Minnesota corporation located at 420 North Fifth Street, Suite 1040 Ford Centre, Minneapolis, MN 55401 (the "Company") and Richard Koontz (the "Employee"), residing at 260 Cimarron Road, Apple Valley, MN 55124.


         A. The Employee is familiar with the Company's business and products.

         B. The parties wish to provide for the employment of the Employee by the Company.

         C. The Employee wishes to receive compensation from the Company for the Employee's services, and the Company desires reasonable protection of its confidential business and technical information that has been acquired and is being developed by the Company at substantial expense.

         The Company and the Employee each intending to be legally bound, agree as follows:


                                     ARTICLE
                                       1.
                                   EMPLOYMENT

1.1 EMPLOYMENT. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Employee as its Chief Technology Officer, and the Employee accepts such employment.

1.2 DUTIES. The Employee will devote a minimum of forty (40) hours per week to, and, during such time, make the best use of his energy, knowledge and training in advancing the Company's interests. The Employee will diligently and conscientiously perform the duties of the Employee's position within the general guidelines to be determined by the Company's Chief Executive Officer. While the Employee is employed by the Company, the Employee will keep the Company informed of any other business activities or outside employment, and will promptly stop any activity or employment that might conflict with the Company's interests or adversely affect the performance of the Employee's duties for the Company.


                                     ARTICLE
                                       2.
                                  COMPENSATION

2.1 SALARY. The Company agrees to pay Employee a salary at a rate of $100,000 per year, increased from time to time as the Chief Executive Officer and the Board of Directors (the "Board"), in their sole discretion, determine (the "Salary"). Such Salary shall be paid no less often than semi-monthly in accordance with the standard payroll practices of the Company.


2.2      ANNUAL BONUS.

         (a) As additional compensation to the Employee, the Employee is entitled to an annual bonus of one-third of one percent of the amount of Net Sales that exceed the following thresholds during the indicated fiscal year (the "Annual Bonus"):

                      Fiscal Year Ending                 Net Sales
                      ------------------                 ---------

                       August 31, 1997                      $2,000,000
                       August 31, 1998                 To be determined
                       August 31, 1999                 To be determined

         The Chief Executive Officer, in his sole discretion, will determine the Net Sales goals or other threshold by which to measure the Annual Bonus for fiscal years ending August 31, 1998 and August 31, 1999, such determination to occur prior to the beginning of such fiscal year. The Annual Bonus is payable to the Employee within sixty (60) days following the end of each fiscal year.

         (b) For purposes of this Agreement, Net Sales means all gross revenues received by the Company from the sales of its products including license, royalty, consulting, maintenance and installation fees less returns and discounts.

2.3 ADDITIONAL BONUS. If, during any Bonus Period (hereinafter defined), the Company has Net Sales of at least $12 million, then, as additional compensation to the Employee, the Employee is entitled to a bonus (the "Additional Bonus") of 50% of the Employee's Salary in effect on the last day of the Bonus Period (the "Measurement Date"). The Additional Bonus is payable within sixty (60) days following the Measurement Date. For purposes of this Agreement, the term "Bonus Period" means any consecutive twelve (12) month period beginning on the first day of the first month following the Measurement Date (or September 1, 1996 if no Additional Bonus has been paid under this Section 2.3) and before the Termination Date (hereinafter defined). The Annual Bonus and the Additional Bonus are collectively referred to herein as the "Bonus."

2.4 OPTION GRANT. The Company hereby grants to the Employee non-qualified options to purchase 75,000 shares (the "Options") of Company Common Stock, at an exercise price equal to $2.75 per share on the terms and subject to the conditions of the option agreement, in substantially the form attached hereto as Exhibit A. The Options will become exercisable, on a cumulative basis, with respect to 25,000 shares on each anniversary of this agreement, beginning on August 31, 1997.

2.5 REIMBURSEMENT OF BUSINESS EXPENSES. The Company agrees to reimburse the Employee for all reasonable out-of-pocket business expenses incurred by the Employee on behalf of the Company, provided that the Employee properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

2.6 BENEFITS AND VACATION. The Employee is entitled to participate in all benefit plans adopted by the Company to the extent that the terms of such benefit plans permit the Employee to participate. The Employee is entitled to three weeks paid vacation and all legal holidays observed by the Company, in each case, in accordance with the Company's policies as in effect from time-to-time.

2.7 ADDITIONAL COMPENSATION. The Company and the Employee agree that the Employee is entitled to additional compensation, whether in the form of stock grants, options or cash, or a combination of both, as the Board of Directors or the Chief Executive Officer in its or his sole discretion, determine, provided however, that the Company is under no obligation to provide any additional compensation to the Employee.


                                     ARTICLE
                                       3.
                              TERM AND TERMINATION

3.1 TERM. Subject to earlier termination in accordance with Section 2.2 below, this Agreement shall become effective on the date set forth above and will have an initial term of three (3) years.

3.2 TERMINATION. Subject to the respective continuing obligations of the Company and the Employee under Articles 4, 5 and 6 below:

         (a) The Company may terminate this Agreement immediately on written notice to the Employee for cause, including (without limitation) fraud, misrepresentation, theft, embezzlement of assets of the Company or breach of any provision of this Agreement;

         (b) This Agreement will terminate upon Employee's death or upon written notice from the Company in the event of Employee's "permanent disability" (the term "permanent disability" means the occurrence of an event which constitutes permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended);

         (c) This Agreement may be terminated by either the Company or the Employee without cause upon thirty (30) days prior written notice to the other party; and

         (d) This Agreement will terminate upon mutual written consent of the Company and the Employee such termination being effective on the date agreed to between the Company and the Employee.

The date this Agreement is terminated is hereinafter referred to as the Termination Date.

3.3 COMPENSATION UPON TERMINATION. If the Company terminates this Agreement pursuant to paragraph (a) of Section 2.3, the Company shall be obligated to pay the Employee only the Salary as may be due and owing through the Termination Date and all other non-contingent compensation earned and accrued up through the Termination Date which shall specifically not include any Bonus payments. Such Salary will be paid in one lump sum within ten business days of the Termination Date. If this Agreement terminates pursuant to paragraphs (b), (c) or (d) of
         Section 3.2, the Company will be obligated to pay the Employee (i) Salary for six (6) months at the rate in effect on the Termination Date; and (ii) all other non-contingent compensation earned and accrued up through the Termination Date, including any Bonus payments. Such Salary and non-contingent compensation shall be paid in one lump sum within ten business days of the date of termination.


                                     ARTICLE
                                       4.
                                   INVENTIONS

4.1 DEFINITION. "Inventions" as used in this Article 4, means any inventions, discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Employee makes, authors, or conceives (either alone or with others) and that concern directly affects the Company's business or the Company's present or demonstrably anticipated future research or development and result from any work the Employee performs for the Company.

4.2 OWNERSHIPOF INVENTIONS. The Employee agrees that all Inventions made by the Employee during the term of this Agreement will be the Company's sole and exclusive property. The Employee will, with respect to any
         Invention:

         (a) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company's premises;

         (b) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);

         (c) assign (and the Employee does hereby assign) to the Company all of the Employee's rights to the Invention, any applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country; and

         (d) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain patents and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

         The requirements of this Section 4.2 do not apply to an Invention for which no equipment, software, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee's own time, and (i) which does not relate directly to the Company's business or to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work the Employee performed for the Company. The Employee represents that, except as indicated on the attached Exhibit B, as of the date of this Agreement, Employee has no rights under, and will make no claims against the Company with respect to, any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by the Employee during the term of this Agreement. With respect to any obligations performed by the Employee under this
Section 4.2 following termination of this Agreement, the Company will pay or reimburse all reasonable out-of-pocket expenses.

4.3 SURVIVABILITY. The obligations of this Article 4 will survive the expiration or termination of this Agreement.


                                     ARTICLE
                                       5.
                                 CONFIDENTIALITY

5.1 DEFINITION. "Confidential Information," as used in this Article 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. Any information that the Employee reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Employee or others originated it and regardless of how the Employee obtained it).

5.2 PROHIBITION ON USE OF CONFIDENTIAL INFORMATION. Except as specifically authorized by an authorized officer of the Company or by written Company policies, the Employee will not, either during or after employment by the Company, use or disclose Confidential Information to any person who is not an employee of the Company. Upon termination of this Agreement, the Employee will promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information or any Invention, including all copies, reproductions and specimens of the Confidential Information in Employee's possession, regardless of who prepared them and will promptly deliver any other property of the Company in Employee's possession, whether or not Confidential Information.


                                     ARTICLE
                                       6.
                            NON-COMPETITION AGREEMENT

6.1 NON-COMPETE. During the period of this Agreement and for a further period of one (1) year after termination of employment with the Company for any reason, Employee will not, directly or indirectly, within the United States, either for his own benefit or for the benefit of any other person, firm or corporation whatsoever, other than the Company,
         (i) directly engage in any commercial activity that competes with the Company's business, as the Company has conducted it during the three years before the Employee's employment with the Company ends, (ii) serve any of the then-existing clients or customers of the Company, any clients or customers that have had a relationship with the Company during the preceding twelve (12) months, or any potential clients or customers that were solicited by the Company during the preceding twelve (12) months, or (iii) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers, or (iv) employ or attempt to employ any of the Company's then employees on behalf of any other entity competing with the Company. Notwithstanding the foregoing, it is understood that the restrictions contained in this Article 6 will cease to be applicable to any activity of the Employee from and after such time as the Company
         (a) shall have ceased all business activities for a period of sixty
         (60) days or (b) shall have made a decision through the Board not to continue, or shall have ceased for a period of sixty (60) days, the business activities with which such activity of Employee would be competitive.

6.2 REMEDIES.Employee acknowledges that if he breaches this covenant, the Company will be irreparably and immeasurably injured. Therefore, Employee agrees that in addition to any other remedies available to the Company, the Company may apply to a court of competent jurisdiction for a temporary and/or permanent injunction and that such court may grant such injunction to restrain and prohibit such breach by Employee.

6.3 NO ADDITIONAL COMPENSATION. In the event Employee's employment terminates for any reason, no additional compensation shall be paid for this non-competition obligation.

6.4 SURVIVAL. The obligations of this Article 6 survive the expiration or termination of this Agreement.


                                     ARTICLE
                                       7.
                                  MISCELLANEOUS

7.1 NO ADEQUATE REMEDY. The Employee understands that if the Employee fails to fulfill his obligations under Articles 4, 5 or 6 of this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any rights or remedies available to the Company at law, in equity, or by statute, the Employee hereby consents to the specific enforcement of Articles 4, 5 and 6 of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

7.2 CONSENT TO USE OF NAME. The Employee consents to the use of his name in appropriate Company materials such as, but not limited to, offering memoranda related to financing activities of the Company.

7.3 NO CONFLICTS. The Employee represents and warrants to the Company that neither the entering into of this Agreement nor the performance of any obligations hereunder will conflict with or constitute a breach under any obligation of the Employee, as the case may be, under any agreement or contract to which the Employee is a party or any other obligation by which the Employee is bound. Without limiting the foregoing, the Employee agrees that at no time will the Employee use any trade secrets or other intellectual property of any third party while performing services hereunder.

7.4 SUCCESSORS AND ASSIGNS. This Agreement is binding on and inures to the benefit of the Company's successors and assigns; provided however, that the Company may assign the Agreement only in connection with a merger, consolidation, assignment, sale or other disposition or substantially all of its assets or business. This Agreement is also binding on the Employee's heirs, successors, assigns and legal representatives.

7.5 MODIFICATION. This Agreement may be modified or amended only by a writing signed by the Company and the Employee.

7.6 GOVERNING LAW. The laws of Minnesota will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the Company and the Employee hereby consent to the exclusive jurisdiction of that court for this purpose.

7.7 CONSTRUCTION. Whenever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

7.8 WAIVERS. No failure or delay by the Company or the Employee in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

7.9 ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement, including without limitation any policy or personnel manuals of the Company.

7.10 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated at the beginning of this Agreement. These addresses may be changed at any time by like notice.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

NICOLLET PROCESS ENGINEERING, INC.


By: /s/ Robert A. Pitner
    -------------------------------------------
    Robert A. Pitner
    Its:  President and Chief Executive Officer


EMPLOYEE

/s/ Richard Koontz
-----------------------------------------------
Richard Koontz




                                                                       EXHIBIT A

                      NON-STATUTORY STOCK OPTION AGREEMENT


         THIS AGREEMENT is entered into and effective as of August 31, 1996 (the "Date of Grant"), by and between Nicollet Process Engineering, Inc. (the "Company") and Richard Koontz (the "Optionee").

         A. The Company has adopted the 1995 Amended and Restated Stock Incentive Plan (the "1995 Plan") authorizing the Board of Directors of the Company, or a committee as provided for in the 1995 Plan (the Board or such a committee to be referred to as the "Committee"), to grant non-statutory stock options to employees and nonemployee directors, consultants and independent contractors of the Company.

         B. The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company pursuant to the 1995 Plan.

         Accordingly, the parties hereby agree as follows:


ARTICLE 1.  GRANT OF OPTION.

         The Company hereby grants to the Optionee the right, privilege, and option (the "Option") to purchase Seventy-Five Thousand (75,000) shares (the "Option Shares") of the Company's common stock, no par value (the "Common Stock"), according to the terms and subject to the conditions set forth in this Agreement and the 1995 Plan. The Option is not intended to be an "incentive stock option," as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").


ARTICLE 2.  OPTION EXERCISE PRICE.

         The per share price to be paid by Optionee in the event of an exercise of the Option shall be $__________________.


ARTICLE 3.  DURATION OF OPTION AND TIME OF EXERCISE.

         3.1 Initial Period of Exercisability. The Option shall become exercisable, on a cumulative basis, with respect to one-third (1/3) of the Option Shares on each of the first three anniversary dates of the Date of Grant. The foregoing rights to exercise this Option shall be cumulative with respect to the Option Shares becoming exercisable on each such date but in no event shall this Option be exercisable after, and this Option shall become void and expire as to all unexercised Option Shares at, 5:00 p.m. (Minneapolis, Minnesota time) on August 30, 2006 (the "Time of Termination").

         3.2 Termination of Employment or Other Service.

         (a) In the event that the Optionee's employment or other service with the Company and all Subsidiaries (as defined in the 1995 Plan) is terminated by reason of the Optionee's death, Disability or Retirement (as such terms are defined in the 1995 Plan), this Option shall remain exercisable to the extent exercisable as of such termination for a period of one year after such termination in the case of death or Disability and three months in the case of Retirement (but in no event after the Time of Termination).

         (b) In the event the Optionee dies within three months following termination of employment or other service with the Company for any reason other than "cause" (as defined in the 1995 Plan), then this Option shall remain exercisable to the extent exercisable as of such termination for a period of one year after such termination (but in no event after the Time of Termination).

         (c) In the event the Optionee's employment or other service with the Company and all Subsidiaries is terminated for any reason other than death, Disability or Retirement, all rights of the Optionee under the 1995 Plan and this Agreement shall immediately terminate without notice of any kind, and this Option shall no longer be exercisable; provided, however, that if such termination is due to any reason other than termination by the Company or any Subsidiary for "cause" (as defined in the 1995 Plan), this Option shall remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the Time of Termination).

         (d) Notwithstanding anything in this Agreement or the 1995 Plan to the contrary, in the event that an Optionee materially breaches the terms of any confidentiality or non-compete agreement entered into with the Company or any Subsidiary, whether such breach occurs before or after termination of such Optionee's employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may immediately terminate all rights of the Optionee under this Agreement and the 1995 Plan without notice of any kind.


ARTICLE 4.  MANNER OF OPTION EXERCISE.

         4.1 Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the 1995 Plan and herein, by delivery, in person or by registered mail, to the Company at its principal executive office in Minneapolis, Minnesota (Attention: Chief Financial Officer), of a written notice of exercise. Such notice shall be in a form satisfactory to the Committee, shall identify the Option, shall specify the number of Option Shares with respect to which the Option is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall be accompanied by payment in full of the total purchase price of the Option Shares purchased. In the event that the Option is being exercised, as provided by the 1995 Plan and Section 3.2 above, by any person or persons other than the Optionee, the notice shall be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Optionee shall be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company shall deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

         4.2 Investment Purpose. The Company shall not be required to issue or deliver any shares of Common Stock under this Option unless (1)(a) such shares are covered by an effective and current registration statement under the Securities Act of 1933 and applicable state securities laws or (b) if the Committee has determined not to so register such shares, exemptions from registration under the Securities Act of 1933 and applicable state securities laws are available for such issuance (as determined by counsel to the Company) and the Company has received from the Optionee (or, in the event of death or disability, the Optionee's heir(s) or legal representative(s)) any representations or agreements requested by the Company in order to permit such issuance to be made pursuant to such exemptions, and (2) the Company has obtained any other consent, approval or permit from any state or federal governmental agency which the Committee shall, in its sole discretion upon the advice of counsel, deem necessary or advisable. In the event that, at the time of the attempted exercise of this Option, any of these conditions to the issuance of a certificate for shares of Common Stock have not been satisfied, such exercise shall be deemed withdrawn and the Company shall return any payments made with respect thereto unless the Optionee, within 15 days after being informed of the nonsatisfaction of such conditions, gives the Company written notice that he or she wants such exercise to remain suspended (in which event such exercise shall be deemed to be effective on the earliest date upon which such conditions have been satisfied). Unless a registration statement under the Securities Act of 1933 is in effect with respect to the issuance or transfer of Option Shares, each certificate representing any such shares shall be restricted by the Company as to transfer unless the Company receives an opinion of counsel satisfactory to the Company to the effect that registration under the Securities Act of 1933 and applicable state securities laws is not required with respect to such transfer.


ARTICLE 5.  NONTRANSFERABILITY.

         Neither this Option nor the Option Shares acquired upon exercise may be transferred by the Optionee, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law or otherwise, except as provided in the 1995 Plan. Any attempt to transfer or encumber this Option or the Option Shares other than in accordance with this Agreement and the 1995 Plan shall be null and void and shall void this Option.


ARTICLE 6.  LIMITATION OF LIABILITY.

         Nothing in this Agreement shall be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Optionee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Optionee in any particular position, at any particular rate of compensation or for any particular period of time.


ARTICLE 7.  WITHHOLDING TAXES.

         The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts which may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the grant or exercise of this Option or otherwise incurred with respect to this Option, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee's notice of exercise of this Option. In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.


ARTICLE 8.  ADJUSTMENTS.

         In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, shall make appropriate adjustment (which determination shall be conclusive) as to the number, kind and exercise price of securities subject to this Option.


ARTICLE 9.  SUBJECT TO 1995 PLAN.

         The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the 1995 Plan. The terms of the 1995 Plan are incorporated by reference herein in their entirety, and the Optionee, by execution hereof, acknowledges having received a copy of the 1995 Plan. The provisions of this Agreement shall be interpreted as to be consistent with the 1995 Plan, and any ambiguities herein shall be interpreted by reference to the 1995 Plan. In the event that any provision hereof is inconsistent with the terms of the 1995 Plan, the terms of the 1995 Plan shall prevail.


ARTICLE 10.  MISCELLANEOUS.

         10.1 Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

         10.2 Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the 1995 Plan and governed by the laws of the State of Minnesota.

         10.3 Entire Agreement. This Agreement and the 1995 Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Option and the administration of the 1995 Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the 1995 Plan.

         10.4 Amendment and Waiver. Other than as provided in the 1995 Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

         The parties hereto have executed this Agreement effective the day and year first above written.

                                         NICOLLET PROCESS ENGINEERING, INC.


                                         By:__________________________________

                                         Its__________________________________


[By execution hereof, the                OPTIONEE
Optionee acknowledges having
received a copy of the 1995
Plan.]                                   _____________________________________




                                   EXHIBIT "B"
                             TO EMPLOYMENT AGREEMENT

Programs, algorithms, concepts and techniques, developed by Richard Koontz and his companies, portions of which may be licensed to NPE, but still retained by Koontz.

"Auditor in a Briefcase (TM)" Hospital Billing Audit System
      *     Guided auditing system;
      *     Automated letter writing;
      *     Automated summary report generator.


"BoardReport" Report System for Bank Board of Directors
      *     Highly flexible report formatting and presentation systems.


"Business Object Engineering" Design Methodology


"Data HyperCube Engine" High-Performance Data System (work in progress since
      1984)
      *     data compression and expansion
      *     data compaction and reconstruction
      * data presentation which includes many features that would be useful for NPE.


"HealthPack(TM)" Health Insurance Claims Administration System
      Level I: for first-time, small TPA's using single PCs
      Level II: for medium TPA's using networked PCs
      Level III: for medium TPA's using IBM host computers
      *     Table-driven claims adjudication system;
      *     Accounting system;
      *     Reporting system;
      *     Dialable speed and options panel;


"Quality Pays(TM)" Activity Tracking System (work in progress since 1990)
      * a drag-and-drop many-to-many relationship manager which enables a user to selectively rearrange lists of equipment, people, tasks, etc., freely assigning equipment to multiple people, people to multiple task lists, and so forth, without extensive knowledge of the workings of the data base manager;
      *     a semi-automatic "paperwork filler-outer";
      *     an automatic telephone call-maker;


"Quality Pays(TM)" Predictive Maintenance System (work in progress since 1990)
      *     "status-at-a-glance" plant floor summary
      *     a "learning" equipment usage estimating or recording system;
      *     a predictive maintenance system;
      *     a repair order generator;
      *     a repair order tracker;
      *     an information manager;
      *     a time accounting system;
      *     a time manager;
      *     an activity simulation and forecasting system.


"Quality Pays(TM)" Process Problem Tracking System (work in progress)
                  (built on work done 1980-1988)
      *     "status-at-a-glance" problem summary;
      *     an information and "hot tips" manager;
      *     a time accounting and billing system;
      *     a problem resolution and solution retrieval system;
      *     a problem tracking system.


"RealProp(TM)" Real Estate Brokerage Listing Management System,
      *     A property listing management system.


"SlotGuard(TM)"Real-Time Equipment Monitoring System,
      *     A real-time graphic depiction of a casino floor;
      *     "Status-at-a-glance" showing equipment performance over time;
      *     Real-time monitoring of equipment events;
      *     Digital signal monitoring and pattern recognition;
      *     Automated relay of key event data to remote monitors;
      * A floor activity simulator; * Reconfigurable on-line by a customer as the need arises;
      * "Intelligent" report pre-preparation to slash delays An accounting package;
      *     A marketing package;
      *     Equipment maintenance capabilities;
      *     N-tier Client/Server implementation;
      *     1-second machine-to-network-to-machine performance;


"Smart" Nurse Staffing and Retention Systems
      *     A resource management and tracing system;
      *     A resource forecasting system;
      *     A resource scheduling system;
      *     A rules-and-time-schedule conflict identification system.


Many discrete process activity simulators, using various forms of information presentation.

In the Course of his ongoing investigation into improving these systems, Mr. Koontz has developed proprietary techniques and algorithms necessary for continual high-speed use of computer networks in monitoring discrete activities. These include data encryption algorithms; data compaction and compression algorithms and techniques; data staging; and data presentation methods. Some of these are part of the "Data HyperCube Engine" noted above.

In developing high-speed presentation, review and retrieval capabilities, Mr. Koontz has evolved an approach which takes into account real-world human perceptual limitations and characteristics. This has allowed his systems to regularly exceed the perceived performance of competing systems.



                           SOFTWARE LICENSE AGREEMENT


       This Agreement is made effective as of __________________________ and is by and between Richard Koontz, an individual residing at 260 Cimarron Road, Apple Valley, MN 55124 ("Licensor") and Nicollet Process Engineering, Inc., a Minnesota corporation, with its principal place of business at 420 North Fifth Street, Suite 1040 Ford Centre, Minneapolis, MN 55401 (the "Company"). For purposes of this Agreement, the term "Software" means the computer program, algorithms, method or concepts described in the attached Exhibit A, all software incorporated into the Software that is licensed from third parties and all operator and user manuals, training materials and other materials provided to the Company in connection with this Agreement.

       1. SOFTWARE LICENSE. Licensor grants to the Company a non-terminable, non-exclusive, transferable, fully-paid up license to use the source and object code version of the Software according to the terms and conditions of this Agreement, in any fashion the Company so chooses, including without limitation, the right to use, make and distribute derivatives of the Software in any media. Title to the Software, all copies thereof and all rights therein, including all patents, copyrights and trade secrets, will remain vested in Licensor.

       2. MAINTENANCE. No maintenance is to be provided under the terms and conditions of this agreement.

       3. DISCLAIMER OF WARRANTY FOR SOFTWARE. THE SOFTWARE IS LICENSED ON AN "AS IS" BASIS. LICENSOR DISCLAIMS ALL WARRANTIES, WHETHER IMPLIED OR EXPRESS, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR MAKES NO REPRESENTATIONS CONCERNING THE QUALITY OR PERFORMANCE OF THE SOFTWARE AND DOES NOT WARRANT THAT THE SOFTWARE WILL BE ERROR FREE OR WILL OPERATE WITHOUT INTERRUPTION.

       4. PROTECTION OF SOFTWARE. The Company will keep in confidence and protect the Software from disclosure to third parties and will restrict its use as provided in this Agreement. The Company acknowledges that unauthorized disclosure of the Software may cause substantial economic loss to the Licensor. The Company will inform its employees, consultants and other agents of their obligations under this Section and instruct them in a manner to ensure that such obligations are met.

       5. EXCLUSIVE AGREEMENT, GOVERNING LAW, JURISDICTION. This agreement, together with that certain Employment Agreement dated effective as of August 31, 1996 between the Licensor and the Company, is the complete and exclusive statement of agreement between the parties and supersedes all proposals, communications, purchase orders and prior agreements, verbal or written between the parties. This agreement is governed by the laws of the United States and the State of Minnesota, without regard to the conflicts of laws provisions of any jurisdictions. Any disputes arising under this Agreement will be subject to the exclusive jurisdiction of the courts of the State of Minnesota, and each of the parties consents to the exclusive jurisdiction of such courts for this purpose. If any provision or portion of this agreement is invalid or unenforceable under any applicable statute or rule of law, it is deemed to be omitted.


NICOLLET PROCESS ENGINEERING, INC.           _________________________________
                                             Richard Koontz

By: _________________________________
     Robert A. Pitner
     Its:  Chief Executive Officer